Exhibit 10.2

Amendment # 1 to the Employment Agreement Dated and Signed June 09, 2022 (the “Employment Agreement”)

This Amendment # 1 to the Employment Agreement amends and replaces Section 7.3(b)(iv) in its entirely as follows:

Supercharge WNS Equity Program: You have received a one-time grant towards this program in FY2022-23 as communicated to you through the RSU Award Agreement dated August 01, 2022 and subsequent Amendment to the RSU Award Agreement dated November 01, 2022. The evaluation regarding the vesting of this grant shall occur as on September 30, 2025, and notwithstanding anything contained in the RSU Award Agreement relating to this grant, You will be eligible to access and exercise any vested RSU units for the evaluation period April 01, 2022 to September 30, 2025, post the end of your employment term [August 17, 2025] in accordance with the vesting terms of the RSU Award Agreement.

Except as specifically modified and amended herein, the terms of the Employment Agreement (including as it relates to the term of the agreement) remains unaltered and shall continue to apply with full effect.

Signed by Timothy L Main for and on behalf of WNS Global Services (UK) Limited	/s/ Timothy L Main
Chairman of the Board of Directors, WNS (Holdings) Limited
Date: 12/7/2022

Signed by Keshav R. Murugesh	/s/ Keshav R. Murugesh
Date: 12/14/2022